Exhibit 8.1

1114 Avenue of the Americas, 23rd Floor
New York, New York 10036.7703 USA
P. 212.880.6000 | F. 212.682.0200

www.torys.com

November 29, 2016

Brookfield Infrastructure Partners L.P.
73 Front Street
5th Floor
Hamilton H-M 12, Bermuda

Re:                             United States Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Brookfield Infrastructure Partners L.P., a Bermuda exempted limited partnership (“BIP”), in connection with the offering of limited partnership units of BIP (the “Units”). We have been asked to render our opinion as to certain U.S. tax matters disclosed in the prospectus supplement, dated as of the date hereof (the “Prospectus Supplement”), filed by BIP with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Prospectus Supplement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Prospectus Supplement;

(ii)                                  the Amended and Restated Limited Partnership Agreement of BIP, dated December 4, 2007, among Brookfield Infrastructure Partners Limited, a Bermuda exempted company (the “BIP General Partner”), Brookfield Asset Management Inc., an Ontario corporation (“BAM”), and each person admitted to BIP as a limited partner in accordance with the provisions of such agreement, as amended June 13, 2008, November 16, 2009, and February 5, 2010;

(iii)                               the Second Amended and Restated Limited Partnership Agreement of BIP, dated March 28, 2014, among the BIP General Partner and each person admitted to BIP as a limited partner in accordance with the provisions of such agreement, as amended February 16, 2015, March 12, 2015, and December 8, 2015;

(iv)                              the Amended and Restated Limited Partnership Agreement of BIP, dated February 29, 2016, among the BIP General Partner and each person admitted to BIP as a limited partner in accordance with the provisions of such agreement, as amended August 2, 2016 (the “BIP Limited Partnership Agreement”);

(v)                                 the Second Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure L.P., a Bermuda limited partnership (the “Holding LP”), dated December 4, 2007, among Brookfield Infrastructure GP L.P., a Bermuda limited partnership, BAM, Trilon Bancorp Inc., an Ontario corporation, BIP, and Brookfield Canada Infrastructure Holdings Inc., an Ontario corporation, as amended June 13, 2008, February 5, 2010, and September 11, 2012;

(vi)                              the Third Amended and Restated Limited Partnership Agreement of the Holding LP, dated March 28, 2014, among BIP, Brookfield Infrastructure Special L.P., a Bermuda limited partnership previously named “Brookfield Infrastructure GP L.P.” (the “Infrastructure Special LP”), BILP Holding L.P., an Ontario limited partnership, BIG Holdings L.P., a Manitoba limited partnership, and each person admitted to the Holding LP as a limited partner in accordance with the provisions of such agreement, as amended March 12, 2015, and December 8, 2015;

(vii)                           the Amended and Restated Limited Partnership Agreement of the Holding LP, dated February 29, 2016, among BIP, the Infrastructure Special LP, BIP REU Holdings (2015) LP, an Ontario limited partnership, and each person admitted to the Holding LP as a limited partner in accordance with the provisions of such agreement, as amended August 2, 2016, and September 14, 2016 (the “Holding LP Limited Partnership Agreement”);

(viii)                        the certificate of the BIP General Partner and the Infrastructure Special LP, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the “Certificate”); and

(ix)                              such agreements, documents, and other instruments as we have deemed necessary or appropriate.

In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BIP and the Holding LP, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering this opinion, we have assumed that (i) the transactions described in the Prospectus Supplement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; and (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Prospectus Supplement, we are of the opinion that (i) the statements set forth in the Prospectus Supplement under the caption “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS,” insofar as they express conclusions as to the application of United States federal income tax law, represent our opinion as to the matters discussed therein; and (ii) as of the date hereof, each of BIP and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as currently in effect and subject to change at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Prospectus Supplement and to the references to our firm under the captions “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Prospectus Supplement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ Torys LLP